Filed Pursuant to Rule 433

Registration No. 333-183172

INTEGRYS ENERGY GROUP, INC.

$400,000,000 6.00% Junior Subordinated Notes due 2073

Final Term Sheet

Issuer:	Integrys Energy Group, Inc.

Security Description:	6.00% Junior Subordinated Notes due 2073

Registration Format:	SEC Registered

Listing:	Intend to apply to list on The New York Stock Exchange, Inc. under the symbol “IEH”; if approved for listing, trading is expected to begin within 30 days of issuance

Trade Date:	August 12, 2013

Settlement Date:	August 15, 2013 (T+3)

Principal Amount:	$400,000,000

Maturity:	August 1, 2073

Interest Rate during Fixed-Rate Period:	6.00%, accruing from and including the Settlement Date to, but excluding, August 1, 2023

Interest Rate during Floating-Rate Period:	Three-Month LIBOR Rate plus 322 basis points (3.22%), reset quarterly, accruing from and including August 1, 2023

Interest Payment Dates:	Payable quarterly in arrears on February 1, May 1, August 1, and November 1 of each year, beginning on November 1, 2013

Initial Price to Public:	$25.00 per Note

Purchase Prices	$24.2125 per Note (for sales to non-institutions) $24.5000 per Note (for sales to institutions)

Over-allotment Option:	None

Optional Deferral	Up to 40 consecutive quarterly periods per deferral; deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Notes, compounded quarterly, to the extent permitted by applicable law

Optional Redemption Provisions:	Redeemable in whole or in part, on or after August 1, 2023, at 100% of the principal amount plus accrued and unpaid interest.

Call for Tax Event:	Prior to August 1, 2023, at any time at 100% of the principal amount plus accrued but unpaid interest

Call for Rating Agency Event:	Prior to August 1, 2023, at any time at 102% of the principal amount plus accrued and unpaid interest

Denominations:	$25.00 and integral multiples thereof

Expected Credit Ratings: (Moody’s/S&P)	Baa2/BBB

CUSIP / ISIN:	45822P 204/US45822P2048

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Wedbush Securities Inc. Comerica Securities, Inc. Fifth Third Securities, Inc. The Huntington Investment Company PNC Capital Markets LLC

The terms “Tax Event” and “Rating Agency Event” have the same meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement dated August 12, 2013.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC (collect) at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, or Wells Fargo Securities, LLC at 1-800-326-5897.